Exhibit 99.1
Matrixx Initiatives, Inc. Reports 4% Revenue Growth in the First Quarter of Fiscal
2008 and Reduced Seasonal Net Loss
Zicam® retail consumption growth continues to outpace category growth
PHOENIX, July 23, 2007; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets products that provide consumers with “Better Ways to Get Better®,” today announced its financial results for its fiscal 2008 first quarter ended June 30, 2007. As previously reported, Matrixx changed its fiscal year-end from December 31 to March 31.
For the quarter ended June 30, 2007, the Company reported net sales of approximately $8.6 million, compared to net sales of $8.2 million in the quarter ended June 30, 2006. Due to the seasonal nature of the Company’s business, the quarter ended June 30th generally accounts for less than 10% of annual sales and the Company has historically recorded a loss for the quarter. For the quarter ended June 30, 2007, the Company reported a net loss of approximately $(1.1) million, or $(0.11) per diluted share, compared to a net loss of approximately $(1.9) million, or $(0.19) per diluted share, for the quarter ended June 30, 2006.
Carl Johnson, President and Chief Executive Officer, said, “Overall, our results for this out-of-season quarter were improved. We continued to see the Zicam brand achieve consumer consumption growth well beyond category growth. For the 12 weeks ended June 17, 2007, retail sales (three-outlet syndicated scanner data, which does not include our largest customer Wal-Mart) of Zicam products increased approximately 16%, while the total cough/cold category increased approximately 5% compared to the prior year. Our retail consumption growth exceeding our sales growth leads us to believe there has been a decrease in inventory at retail. Additionally, the continued growth of our Zicam products has contributed to high retailer acceptance for our new products (Zicam Multi-Symptom bottles and Zicam Sinus RapidMelts™) that will begin shipping this quarter.”
Mr. Johnson continued, “While the quarter ended June 30th accounts for a small percentage of our annual sales, it is an important time for us to secure new distribution as well as promotional and advertising support for the upcoming cold season. We are pleased by the high level of acceptance for this year’s new products and display support from our retail partners. Additionally, we continue to make progress on the commercialization of our oral care and antacid products, which are expected to be introduced in fiscal 2009.”
According to William Hemelt, Executive Vice President and Chief Financial Officer, “We are encouraged by the continuing decrease in product liability defense costs, which reflects the lower level of activity and recent legal successes. For the quarter ended June 30, 2007, we recorded product liability defense costs of approximately $830,000, which includes recognition of $100,000 for insurance reimbursement, compared to product liability defense costs of approximately $2.1 million for the quarter ended June 30, 2006 (no insurance reimbursement was recorded for the quarter ending June 30, 2006). We expect product liability defense costs will continue to be approximately $1.0 million per quarter for the remainder of this fiscal year. The prior year’s quarter ended June 30, 2006 was also impacted by approximately $330,000 in legal expense related to responding to the Federal Trade Commission inquiry, which was terminated in March 2007 with no adverse findings.”

Mr. Hemelt continued, “Although our average gross margin of 67% for the quarter ended June 30, 2007 is below the 71% gross margin realized in the quarter ended June 30, 2006, we are beginning to realize margin improvement related to our improved swab and multi-symptom spoon products. We will continue to focus on margin improvements throughout the rest of this year. In addition, during our quarterly review of balance sheet allowances, we determined that our allowance for bad debt exceeded the amount of loss that would be likely and we reduced the allowance amount by approximately $250,000. This reduction is reflected in selling, general and administrative expenses. ”
For fiscal 2008, the Company continues to anticipate annual net sales will increase 5-15% over the $97.6 million recorded for the trailing twelve months ended March 31, 2007. The Company also expects net income will increase to the range of $9.3 million to $10.8 million, compared to $6.5 million for the twelve months ended March 31, 2007.
There will be a teleconference Tuesday, July 24, 2007 at 11:00 a.m. EDT to discuss the fiscal first quarter financial results. To access the teleconference, please call (877) 356-5706 (domestic) or (706) 643-0580 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on the fiscal 2008 first quarter financial results teleconference icon. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 7194773 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.
Matrixx Initiatives, Inc.
(Unaudited)

	Three Months Ended June 30,
($000s)	2007	2006

Net Sales	$8,573	$8,206
Cost of Sales	2,835	2,405

Gross Profit	5,738	5,801
Selling, General & Administrative	6,256	7,578
Research and Development	1,453	1,863

Loss from Operations	(1,971)	(3,640)
Total Other Income	246	135

Net Loss Before Tax	(1,725)	(3,505)
Income Tax Expense	(663)	(1,647)

Net Loss	$(1,062)	$(1,858)

Net Income per Diluted Share	$(0.11)	$(0.19)
Average Shares Outstanding (mil)	9.8	9.7
Selected Balance Sheet Information

($000s)	June 30, 2007	March 31, 2007	June 30, 2006

Cash and Marketable Securities	$15,524	$16,944	$7,618
Accounts Receivable — Trade	$6,162	$8,257	$4,172
Inventory	$18,038	$15,459	$15,879
Total Assets	$70,207	$71,151	$64,008
Current Liabilities	$8,948	$9,556	$13,774
Working Capital	$38,602	$38,705	$28,796
Total Debt	$0	$0	$0
Shareholders’ Equity	$60,030	$60,435	$49,027

About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; Zicam Sinus RapidMelts™, as well as Zicam Cough products and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com . To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Treasurer, at 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our net sales and net income expectations for the fiscal year ending March 31, 2008; (ii) our belief that our oral care and antacid products will be introduced in fiscal 2009; (iii) our belief that significant growth opportunity continues to exist; (iv) our expectation of improving our gross margins in the future and product improvements; and (v) our expectations regarding product liability defense costs. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; (h) and the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on May 30, 2007, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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